________________________________________________________________
________________________________________________________________



                 AGREEMENT AND PLAN OF MERGER



                       by and between



                       BANTERRA CORP.
                  an Illinois corporation,

                           and

                BANTERRA ACQUISITIONCO, INC.
                  an Illinois corporation,

                           and



                HEARTLAND BANCSHARES, INC.
                 an Illinois corporation






                 Dated December 23, 1998

________________________________________________________________
________________________________________________________________

                      TABLE OF CONTENTS
                      -----------------


                                                            Page
                                                            ----

ARTICLE ONE.   ARTICLE ONE. TERMS OF MERGER AND CLOSING......  1
Section 1.01   ........................................Merger  1
Section 1.02   ...........................Merging Corporation  1
Section 1.03   .........................Surviving Corporation  1
Section 1.04   ..............................Effect of Merger  1
Section 1.05   ................Conversion of Heartland Common  2
Section 1.06   ...............Conversion of Heartland Options  3
Section 1.07   ..................Share and Option Adjustments  3
Section 1.08   .......................................Closing  4
Section 1.09   Exchange Procedures; Surrender of Certificates  4
Section 1.10   ..................................Closing Date  4
Section 1.11   ............................Closing Deliveries  5
Section 1.12   .................Disclosure Schedule; Standard  6

ARTICLE TWO.   REPRESENTATIONS AND WARRANTIES OF HEARTLAND...  7
Section 2.01   ................Organization and Capital Stock  7
Section 2.02   ....................Authorization; No Defaults  8
Section 2.03   ..................................Subsidiaries  8
Section 2.04   .........................Financial Information  9
Section 2.05   ............................Absence of Changes  9
Section 2.06   ................Regulatory Enforcement Matters  9
Section 2.07   ...................................Tax Matters  9
Section 2.08   ................Litigation and Related Matters 10
Section 2.09   .........................Employment Agreements 10
Section 2.10   .......................................Reports 11
Section 2.11   ....................Employee Matters and ERISA 11
Section 2.12   ................Title to Properties; Insurance 12
Section 2.13   .........................Environmental Matters 13
Section 2.14   ...........................Compliance with Law 14
Section 2.15   .....................................Brokerage 14
Section 2.16   .......Non-Banking Activities of Heartland and
               ..................................Subsidiaries 14
Section 2.17   ..........................Trust Administration 14
Section 2.18   .....................................Year 2000 14
Section 2.19   .............Material Contracts and Agreements 14
Section 2.20   ....................No Undisclosed Liabilities 14
Section 2.21   ...................Statements True and Correct 15
Section 2.22   ...........................State Takeover Laws 15
Section 2.23   ......Fair Lending; Community Reinvestment Act 15
Section 2.24   ................................Loan Portfolio 15
Section 2.25   .....Interest Rate Risk Management Instruments 16
Section 2.26   ................................Interim Events 16
Section 2.27   ...............................Closing Matters 16


ARTICLE THREE. REPRESENTATIONS AND WARRANTIES OF
               BANTERRA AND ACQUISITIONCO...................  16
Section 3.01   ...............Organization and Capital Stock  16
Section 3.02   ................................Authorization  17
Section 3.03   .................................Subsidiaries  17
Section 3.04   ........................Financial Information  17
Section 3.05   ...........................Absence of Changes  17
Section 3.06   ...................................Litigation  17
Section 3.07   ......................................Reports  18
Section 3.08   ..........................Compliance With Law  18
Section 3.09   ..................Statements True and Correct  18
Section 3.10   ...............Regulatory Enforcement Matters  18
Section 3.11   ..........................State Takeover Laws  18
Section 3.12   ...................No Undisclosed Liabilities  18
Section 3.13   ...................Community Reinvestment Act  19
Section 3.14   ..............................Closing Matters  19
Section 3.15   ............................Fund Availability  19
Section 3.16   ..Compliance with Capital Adequacy Guidelines  19

ARTICLE FOUR.  AGREEMENTS OF HEARTLAND......................  19
Section 4.01   ..................Business in Ordinary Course  19
Section 4.02   .....................................Breaches  21
Section 4.03   ...................Submission to Shareholders  21
Section 4.04   .............Consents to Contracts and Leases  22
Section 4.05   ....................Consummation of Agreement  22
Section 4.06   ........................Environmental Reports  22
Section 4.07   ........................Access to Information  23
Section 4.08   .......................Subsidiary Bank Merger  23
Section 4.09   ...............................Plan of Merger  23
Section 4.10   ............................Voting Agreements  23
Section 4.11   ..............Meeting with Heartland Auditors  23
Section 4.12   ..........Merger Expenses and Related Matters  23
Section 4.13   ....Heartland Option Consideration Agreements  24
Section 4.14   ........................Pending Legal Matters  24
Section 4.15   ..................Recovery of Attorneys' Fees  24

ARTICLE FIVE.  AGREEMENTS OF BANTERRA AND ACQUISITIONCO.....  24
Section 5.01   .......Regulatory Approvals; Other Agreements  24
Section 5.02   .....................................Breaches  25
Section 5.03   ....................Consummation of Agreement  25
Section 5.04   ..Directors and Officers' Liability Insurance  25
Section 5.05   ............................Employee Benefits  26
Section 5.06   .................Contract of Roger O. Hileman  27

ARTICLE SIX.   CONDITIONS PRECEDENT TO MERGER...............  28
Section 6.01   .........Conditions to Banterra's Obligations  28


Section 6.02   ........Conditions to Heartland's Obligations  29

ARTICLE SEVEN. TERMINATION OR ABANDONMENT...................  30
Section 7.01   .............................Mutual Agreement  30
Section 7.02   .........................Breach of Agreements  30
Section 7.03   ........................Environmental Reports  30
Section 7.04   ........................Failure of Conditions  30
Section 7.05   Regulatory Approval Denial; Burdensome
               ....................................Condition  30
Section 7.06   Shareholder Approval Denial; Withdrawal/
               ........ Modification of Board Recommendation  30
Section 7.07   ...............Regulatory Enforcement Matters  31
Section 7.08   ..............................Fall-Apart Date  31
Section 7.09   .....................Third Party Transactions  31
Section 7.10   ....................Heartland Termination Fee  31

ARTICLE EIGHT. GENERAL......................................  32
Section 8.01   .....................Confidential Information  32
Section 8.02   ....................................Publicity  32
Section 8.03   ..........................Return of Documents  32
Section 8.04   ......................................Notices  32
Section 8.05   .....................Liabilities and Expenses  33
Section 8.06   Nonsurvival of Representations, Warranties
               .............................. and Agreements  33
Section 8.07   .............................Entire Agreement  34
Section 8.08   ........................Headings and Captions  34
Section 8.09   ............Waiver, Amendment or Modification  34
Section 8.10   ........................Rules of Construction  34
Section 8.11   .................................Counterparts  34
Section 8.12   .......................Successors and Assigns  34
Section 8.13   .................................Severability  34
Section 8.14   ....................Governing Law; Assignment  35
Section 8.15   .....................Enforcement of Agreement  35
Section 8.16   ............................Fees and Expenses  35

SCHEDULE 2.01(b)-1  -    Heartland Options
SCHEDULE 2.01(b)-2  -    Heartland MRP Shares
EXHIBIT 1.11(a)     -    Heartland's Legal Opinion Matters
EXHIBIT 1.11(b)     -    Banterra's Legal Opinion Matters


               AGREEMENT AND PLAN OF MERGER
               ----------------------------


     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of December 23, 1998, by and between BANTERRA CORP., an Illinois corporation ("Banterra"), BANTERRA ACQUISITIONCO, INC., an Illinois corporation ("AcquisitionCo"), and HEARTLAND BANCSHARES, INC., an Illinois corporation ("Heartland").
                         RECITALS
                         --------

     The Boards of Directors of Banterra, AcquisitionCo and Heartland have approved and deem it advisable and in the best interests of Banterra, AcquisitionCo and Heartland and their respective shareholders to consummate the business combination transaction provided for herein in which AcquisitionCo shall, subject to the terms and conditions set forth herein, merge with and into Heartland (the "Merger").

     The Boards of Directors of Banterra, AcquisitionCo and Heartland have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.

     Banterra, AcquisitionCo and Heartland desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

     In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, Banterra, AcquisitionCo and Heartland hereby agree as follows:

                      ARTICLE ONE
                      -----------
             TERMS OF MERGER AND CLOSING
             ---------------------------

     SECTION 1.01.  MERGER.  Pursuant to the terms and
provisions set forth herein and the Illinois Business
Corporation Act of 1983, as amended (the "Illinois Corporate
Law"), AcquisitionCo shall merge with and into Heartland.

     SECTION 1.02. Merging Corporation. AcquisitionCo shall be the merging corporation in the Merger and its corporate identity and existence, separate and apart from Heartland, shall cease upon consummation of the Merger.

     SECTION 1.03. SURVIVING CORPORATION. Heartland shall be the surviving corporation in the Merger. No changes in the Articles of Incorporation of Heartland shall be effected by the Merger. All of the officers and directors of Heartland immediately prior the Effective Time (as defined in Section 1.10 hereof) shall resign as officers and directors of Heartland as of the Effective Time, and all of the officers and directors of AcquisitionCo immediately prior to the Effective Time shall become the officers and directors of Heartland at the Effective Time.

     SECTION 1.04. EFFECT OF MERGER. The Merger shall have all of the effects provided for herein and under the Illinois
Corporate Law.


     SECTION 1.05.  CONVERSION OF HEARTLAND COMMON.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Banterra, AcquisitionCo, Heartland or their respective shareholders, each share of common stock, par value $.01 per share, of Heartland ("Heartland Common") issued and outstanding immediately prior to the Effective Time (other than shares of Heartland Common held in the treasury of Heartland or by any direct or indirect subsidiary of Heartland or not vested, fully earned and nonforfeitable or Dissenting Shares (as defined in Section 1.05(f) hereof)) shall be converted into the right to receive $15.75 in cash (the "Stock Consideration").

     (b) For purposes of determining those shares of Heartland Common that are issued and outstanding immediately prior to the Effective Time, and not held in the treasury of Heartland or by any direct or indirect subsidiary of Heartland or not vested, fully earned and nonforfeitable, and entitled to the Stock Consideration, each share of Heartland Common issued to any individual pursuant to the Heartland Bancshares, Inc. Management Recognition Plan (the "Heartland MRP") and currently scheduled to vest on January 28, 1999 pursuant to the Heartland MRP shall be deemed to constitute an issued and outstanding share of Heartland Common entitled to receive the Stock Consideration in the event that the Effective Time occurs prior to January 28, 1999. Notwithstanding anything to the contrary contained herein, all shares of Heartland Common issued to any individual pursuant to the Heartland MRP but not vested on or prior to January 28, 1999 shall not be entitled to the Stock Consideration, and any shares of Heartland Common owned by the Heartland MRP but unawarded under the Heartland MRP shall not be entitled to the Stock Consideration.

     (c) At the Effective Time, all of the shares of Heartland Common, except for Dissenting Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Heartland Common (the "Stock Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Stock Consideration upon the surrender of such Stock Certificate or Stock Certificates in accordance with Section 1.09 hereof.

     (d) At the Effective Time, each share of Heartland Common, if any, held in the treasury of Heartland or by any direct or indirect subsidiary of Heartland (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities and shares held by Heartland or any of its subsidiaries in respect to a debt previously contracted or Dissenting Shares) immediately prior to the Effective Time shall be canceled.

     (e) Each share of common stock, par value $1.00 per share, of AcquisitionCo ("AcquisitionCo Common") outstanding immediately prior to the Effective Time shall be converted into and become one share of Heartland Common.

     (f) If any holder of shares of Heartland Common dissents from this Agreement and the Merger in accordance with the Illinois Corporate Law, any issued and outstanding shares of Heartland Common held by any such dissenting holder ("Dissenting Shares") shall not be converted as described in this Section
1.05 but from and after the Effective Time shall represent only the right to receive such consideration as may be determined to be due to such dissenting holder pursuant to the Illinois Corporate Law; provided, however, that each share of Heartland Common outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, either withdraw his or her demand for appraisal or lose his or her right to dissent shall have only such rights as are provided for under the Illinois Corporate Law.

     SECTION 1.06.  CONVERSION OF HEARTLAND OPTIONS.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of Banterra, Heartland or their respective shareholders, each outstanding option to purchase a share of Heartland Common (a "Heartland Option") granted pursuant to the Heartland Bancshares, Inc. 1996 Stock Option and Incentive Plan (the "Heartland Stock Option Plan") which is outstanding and vested immediately prior to the Effective Time (a "Vested Heartland Option") shall be cancelled and shall cease to represent a right to acquire a share of Heartland Common and shall be converted automatically into the right to receive $1.75 in cash (the "Option Consideration") pursuant to those certain agreements entered into by and between Banterra and all of the holders of Vested Heartland Options contemporaneously with the execution of this Agreement (the "Heartland Option Consideration Agreements").

     (b) For purposes of determining those Heartland Options that constitute Vested Heartland Options entitled to the Option Consideration, each outstanding Heartland Option granted to any individual pursuant to the Heartland Stock Option Plan and currently scheduled to vest on January 28, 1999 pursuant to the Heartland Stock Option Plan shall be deemed to constitute a Vested Heartland Option entitled to receive the Option Consideration in the event that the Effective Time occurs prior to January 28, 1999.

     (c) At the Effective Time, all of the Heartland Options, by virtue of the Merger and without any action on the part of the holders thereof and pursuant to the Heartland Option Consideration Agreements, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any document, agreement, grant, award, certificate or other evidence which immediately prior to the Effective Time represented Vested Heartland Options (the "Option Certificates") shall thereafter cease to have any rights with respect to such options, except the right of such holders to receive, without interest, the Option Consideration upon the surrender of such Option Certificate or Option Certificates in accordance with
Section 1.09 hereof.

     SECTION 1.07. SHARE AND OPTION ADJUSTMENTS. Between the date hereof and the Effective Time, no shares of Heartland Common shall be changed into a different number of shares of Heartland Common or a different class of shares by reason of reclassification, recapitalization, splitup, exchange of shares, readjustment, stock dividend, stock split, exercise of Heartland Options or otherwise. If between the date hereof and the Effective Time any Heartland Options shall become vested for any reason whatsoever (an "Option Adjustment"), then the Option Consideration into which a Vested Heartland Option shall be converted pursuant to Section 1.06(a) hereof shall be appropriately and proportionately adjusted so that each option holder of Heartland shall be entitled to receive consideration as such option holder would have received pursuant to such Option Adjustment had the vesting been immediately following the Effective Time. In the event that the sum of (i) the number of shares of Heartland Common (including those shares of Heartland Common scheduled to vest on January 28, 1999 pursuant to the Heartland MRP) presented for exchange pursuant to Section 1.09 hereof or otherwise issued and outstanding at the Effective Time, or (ii) the number of Vested Heartland Options (including those Heartland Options scheduled to vest on January 28, 1999 pursuant to the Heartland Stock Option Plan) presented for exchange pursuant to Section 1.09 hereof, shall be greater than the sum of (x) the number of shares of Heartland Common represented in Section 2.01(b) hereof as being outstanding as of the date hereof and scheduled to vest on January 28, 1999, or (y) the number of Vested Heartland Options represented in
Section 2.01(b) hereof as being outstanding as of the date hereof and scheduled to vest on January 28, 1999, as the case may be, then the Stock Consideration or the Option Consideration, as the case may be, shall be appropriately and proportionately decreased to take into account such additional issued and outstanding shares of Heartland Common or Vested Heartland Options.

     SECTION 1.08.  CLOSING.  The closing of the Merger (the
"Closing") shall take place at a location mutually agreeable to the parties at 10:00 a.m., Central Time, on the Closing Date described in Section 1.10 hereof.

     SECTION 1.09.  EXCHANGE PROCEDURES; SURRENDER OF
CERTIFICATES.

     (a) Mercantile Bank shall act as Exchange Agent in the Merger (the "Exchange Agent"). At or before the Effective Time, Banterra shall deposit, or shall cause to be deposited, with the Exchange Agent a sum of cash equal to the aggregate Stock Consideration and the aggregate Option Consideration.

     (b) As soon as reasonably practicable after the Effective Time, but in no event later than five (5) business days after the Closing Date, the Exchange Agent shall mail to each record holder of any Stock Certificate or Option Certificate whose shares or options were converted into the right to receive the Stock Consideration or the Option Consideration, as the case may be, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificates or Option Certificates shall pass, only upon proper delivery of the Stock Certificates or Option Certificates to the Exchange Agent and shall be in such form and have such other provisions as Banterra may reasonably specify) (each such letter, the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Stock Certificates or Option Certificates in exchange for the Stock Consideration or Option Consideration, as the case may be. Upon surrender to the Exchange Agent of a Stock Certificate or Option Certificate, together with a Merger Letter of Transmittal duly executed and any other required documents, the holder of such Stock Certificate or Option Certificate shall be entitled to receive in exchange therefor solely the Stock Consideration or the Option Consideration, as the case may be. No interest on the Stock Consideration or Option Consideration issuable upon the surrender of the Stock Certificates or Option Certificates shall be paid or accrued for the benefit of holders of Stock Certificates or Option Certificates. If the Stock Consideration is to be issued to a person other than a person in whose name a surrendered Stock Certificate is registered, it shall be a condition of issuance that the surrendered Stock Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Exchange Agent any required transfer taxes or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) In the event that any Stock Certificate or Option Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Stock Certificate or Option Certificate to be lost, stolen or destroyed and, if required by Banterra in its sole discretion, the posting by such person of a bond in such amount as Banterra may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Stock Certificate or Option Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Stock Consideration or Option Consideration deliverable in respect thereof pursuant hereto.

     (d) At or after the Effective Time there shall be no transfers on the stock transfer books of Heartland of any shares of Heartland Common. If, after the Effective Time, Stock Certificates are presented for transfer, they shall be cancelled and exchanged for the Stock Consideration as provided in, and subject to the provisions of, this Section 1.09.

     SECTION 1.10. CLOSING DATE. Subject to Section 7.08 hereof, the Closing shall take place on a date specified by Banterra within thirty (30) days following the date after which each of the conditions in Sections 6.01 and 6.02 hereof shall have been satisfied or waived by the appropriate party (the "Closing Date"). The Merger shall be effective upon the issuance of a Certificate of Merger by the Secretary of State of the State of Illinois (the "Effective Time"), which the parties shall use their best efforts to cause to occur on the Closing Date.

     SECTION 1.11.  CLOSING DELIVERIES.

     (a) At the Closing, Heartland shall deliver to Banterra and AcquisitionCo:

          (i) a certified copy of the Articles of Incorporation and Bylaws of Heartland, the Subsidiary Bank (as defined in Section 2.04 hereof) and Herrin First Service Corporation;
     and

          (ii) a Certificate signed by an appropriate officer of Heartland stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Two hereof (subject to the standard in Section 1.12 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.01(b) hereof have been satisfied or waived as provided therein; and

          (iii) a certified copy of the resolutions of Heartland's Board of Directors and shareholders as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement; and

          (iv) a Certificate of the Secretary of State of the State of Illinois, dated a recent date, stating that Heartland is in good standing; and

          (v) a Certificate of Merger executed by Heartland, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Illinois in order to cause the Merger to become effective pursuant to the Illinois Corporate Law; and

          (vi) a legal opinion from counsel for Heartland, in form reasonably acceptable to Banterra's and AcquisitionCo's counsel, opining with respect to the matters listed on Exhibit 1.11(a) hereto.

     (b) At the Closing, Banterra and AcquisitionCo shall deliver to Heartland:

          (i) a certified copy of the Articles of Incorporation and Bylaws of each of Banterra and AcquisitionCo; and

          (ii) a Certificate signed by an appropriate officer of each of Banterra and AcquisitionCo stating that, to the best knowledge and belief of such officer, (A) each of the representations and warranties contained in Article Three hereof (subject to the standard in Section 1.12 hereof) is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing, and (B) all of the conditions set forth in Section 6.02(b) and 6.02(d) hereof (but excluding the approval of Heartland's shareholders) have been satisfied or waived as provided therein; and

          (iii) a certified copy of the resolutions of each of Banterra's and AcquisitionCo's Board of Directors as required for valid approval of the execution of this Agreement and the consummation of the transactions contemplated by this Agreement; and

          (iv) a Certificate of the Secretary of State of the State of Illinois, dated a recent date, stating that Banterra is in good standing; and

          (v) a Certificate of the Secretary of State of the State of Illinois, dated a recent date, stating that AcquisitionCo is in good standing; and

          (vi) a Certificate of Merger executed by AcquisitionCo, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Illinois in order to cause the Merger to become effective pursuant to the Illinois Corporate Law; and

          (vii) a legal opinion from counsel for Banterra and AcquisitionCo, in form reasonable acceptable to Heartland's counsel, opining with respect to the matters listed on Exhibit 1.11(b) hereto.

     SECTION 1.12.  DISCLOSURE SCHEDULE; STANDARD.

     (a) Heartland has delivered to Banterra and AcquisitionCo a confidential schedule (the "Disclosure Schedule"), executed by Heartland, Banterra and AcquisitionCo concurrently with the delivery and execution hereof, setting forth, among other things, items the disclosure of which shall be necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article Two hereof; provided, that (a) no such item shall be required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 1.12(b) hereof, and (b) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Heartland that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 1.12(b) herein).

     (b) No representation or warranty of Heartland contained in Article Two hereof or of Banterra or AcquisitionCo contained in Article Three hereof shall be deemed untrue or incorrect, and Heartland, Banterra or AcquisitionCo, as the case may be, shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Article Two hereof, in the case of Heartland, or Article Three hereof, in the case of Banterra or AcquisitionCo, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty. As used herein, the term "Material Adverse Effect" means, with respect to Heartland, Banterra or AcquisitionCo, any effect that
(i) is, or is reasonably expected to be, material and adverse to the financial position, results of operations or business of Heartland and its subsidiaries taken as a whole, or Banterra and its subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Heartland, Banterra or AcquisitionCo to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of
(a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally and (c) changes in general economic conditions, including changes in interest rates.

     (c) Heartland shall be permitted to update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article Two hereof which shall have arisen between the date hereof and the Closing Date; provided, however, that, anything herein to the contrary notwithstanding, the exceptions and other information set forth on any such updated or supplemented Disclosure Schedule shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section 6.01(a) hereof shall have been satisfied.


                          ARTICLE TWO
                          -----------
       REPRESENTATIONS AND WARRANTIES OF HEARTLAND
       -------------------------------------------

     Subject to Section 1.12 hereof and except as disclosed in a Section of the Disclosure Schedule corresponding to the relevant
Section in this Article Two, Heartland hereby makes the following representations and warranties:

     SECTION 2.01.  ORGANIZATION AND CAPITAL STOCK.

     (a) Heartland is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Heartland is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "B.H.C.A."). Section 2.01(a) of the Disclosure Schedule contains true, complete and correct copies of the Articles of Incorporation and Bylaws of Heartland as in effect on the date of this Agreement.

     (b) The issued and outstanding capital stock of Heartland consists only of shares of Heartland Common, of which, as of the date hereof, 832,833 shares are issued and outstanding. All of the issued and outstanding shares of Heartland Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights. None of the outstanding shares of Heartland Common have been issued in violation of any preemptive rights of the current or past shareholders of Heartland. As of the date hereof, Heartland had outstanding Heartland Options representing the right to acquire not more than 43,841 shares of Heartland Common. To the best knowledge of Heartland, each Stock Certificate issued by Heartland in replacement of any Stock Certificate theretofore issued by it which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by Heartland only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying Heartland against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Stock Certificate or the issuance of such replacement Stock Certificate. Schedule
2.01(b)   1 hereto sets forth correct and accurate information
concerning the Heartland Options.  Schedule 2.01(b)   2 hereto
sets forth correct and accurate information concerning the shares of Heartland Common issued pursuant to the Heartland MRP.

     (c)  Except as set forth in subsection 2.01(b) and
Section 2.01(c) of the Disclosure Schedule, (i) there are no shares of capital stock or other equity securities of Heartland outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of Heartland Common or other capital stock of Heartland or contracts, commitments, understandings or arrangements by which Heartland is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock, and (ii) there are no outstanding stock appreciation, phantom stock or similar rights.

     (d) The minute books of Heartland accurately reflect all corporate actions held or taken by its shareholders and Board of Directors (including committees of the Board of Directors) since its incorporation. True, complete and correct copies of the minute book have been made available to Banterra by Heartland.

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     SECTION 2.02.  AUTHORIZATION; NO DEFAULTS.  Heartland's
Board of Directors has, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof and thereof on its behalf by its duly authorized officers and the performance by Heartland of its obligations hereunder. Heartland's Board of Directors has directed that the plan of merger (within the meaning of the Illinois Corporate Law) contained in this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of Heartland for approval at the Heartland Shareholders' Meeting (as defined in Section 4.03 hereof), and, except for the adoption and approval of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Heartland Common, no other corporate proceedings on the part of Heartland are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger. Nothing in the Articles of Incorporation or Bylaws of Heartland, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement including certain laws and regulations of the Office of Thrift Supervision (the "O.T.S.") by or to which it or any of its subsidiaries are bound or subject would prohibit or inhibit Heartland from consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Heartland and constitutes a legal, valid and binding obligation of Heartland, enforceable against Heartland in accordance with its respective terms. Heartland and its subsidiaries are neither in default under nor in violation of any provision of their Articles or Certificate of Incorporation or Association, as the case may be, Bylaws, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation.

     SECTION 2.03. SUBSIDIARIES. Each of Heartland's banking subsidiaries and its other direct or indirect subsidiaries, and each of their predecessors (collectively, the "subsidiaries"), the name and jurisdiction of incorporation of which is disclosed in Section 2.03 of the Disclosure Schedule, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. The deposits of Subsidiary Bank are insured by the Federal Deposit Insurance Corporation (the "F.D.I.C.") in accordance with the Federal Deposit Insurance Act, as amended, up to applicable limits. The number of issued and outstanding shares of capital stock of each subsidiary is disclosed in Section 2.03 of the Disclosure Schedule, all of which shares are owned by Heartland or Heartland's subsidiaries free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever, except for directors' qualifying shares, accessibility under 12 U.S.C. Section 55 and comparable state laws, if applicable. There are no options, warrants or rights outstanding to acquire any capital stock of Subsidiary Bank, and no person or entity has any other right to purchase or acquire any unissued shares of stock of Subsidiary Bank, nor does Subsidiary Bank have any obligation of any nature with respect to its unissued shares of stock. Except as set forth in Section 2.03 of the Disclosure Schedule, neither Heartland nor any of its subsidiaries is a party to any partnership or joint venture or owns an equity interest in any other business or enterprise.

     SECTION 2.04. FINANCIAL INFORMATION. The (i) audited consolidated balance sheets of Heartland and its subsidiaries as of December 31, 1997 and 1996, and related consolidated income statements and statements of changes in shareholders' equity and of cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, included in Heartland's Annual Report on Form 10-KSB for the year ended December 31, 1997, as currently on file with the Securities and Exchange Commission (the "S.E.C."), and the unaudited consolidated balance sheets of Heartland and its subsidiaries as of September 30, 1998, and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for the nine
(9) months then ended included in Heartland's Quarterly


Reports on Form 10-QSB for the quarters then ended, as currently on file with the Office of the Comptroller of the Currency ("O.C.C."), and (ii) the year-end and quarterly Reports of Condition and Reports of Income of Heartland National Bank (the "Subsidiary Bank") for 1997 and September 30, 1998, as currently on file with the F.D.I.C., (together, the "Heartland Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the Subsidiary Bank's reports) and fairly present in all material respects the financial position and the results of operations and changes in shareholders' equity of the respective entity and its respective subsidiary as of the dates and for the persons indicated (subject, in the case of interim financial statements, none of which shall be material). The books and records of Heartland and its subsidiaries have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

     SECTION 2.05. ABSENCE OF CHANGES. Since December 31, 1997, and to the date hereof, there has not been any change in the financial condition, the results of operations or the business of Heartland and its subsidiaries taken as a whole which would have a Material Adverse Effect on Heartland, except as disclosed by Heartland since December 31, 1997 in its periodic reports filed with the S.E.C. under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     SECTION 2.06. REGULATORY ENFORCEMENT MATTERS. Except as set forth in Section 2.06 of the Disclosure Schedule, neither Heartland nor any of its subsidiaries are subject or are party to, or have received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency (as defined below in this Section 2.06) that currently restricts the conduct of its business or that currently affects its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has Heartland nor any of its subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. Except as set forth in Section
2.06 of the Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Heartland or Subsidiary Bank. As used herein, the term "Regulatory Agency" means any federal or state agency charged with the supervision or regulation of banks or bank holding companies, or engaged in the insurance of bank deposits, or any court, administrative agency or commission or other governmental agency, authority or instrumentality having supervisory or regulatory authority with respect to Heartland or any of its subsidiaries.

     SECTION 2.07.  TAX MATTERS.

     (a) Each of Heartland and its subsidiaries have filed with the appropriate governmental agencies all foreign, federal, state and local Tax (as defined below in this Section 2.07) returns, declarations, estimates, information returns, statements and reports (collectively, "Tax Returns") required to be filed by it. Except as set forth in Section 2.07 of the Disclosure Schedule, neither Heartland nor its subsidiaries are
(a) delinquent in the payment of any Taxes shown on such Tax Returns or on any assessments received by it for such Taxes, (b) subject to any agreement extending the period for assessment or collection of any Tax, or (c) a party to any action or proceeding with, nor has any claim been asserted or threatened against any of them by, any governmental authority for assessment or collection of Taxes or for the refund of Taxes previously paid. The income Tax Returns of Heartland and its subsidiaries, as applicable, have been audited by the Internal Revenue Service (the "I.R.S.") and comparable state agencies and any liability with respect thereto has been satisfied for all years to and including 1994, and either no
deficiencies were asserted as a result of such examination for which Heartland does not have adequate reserves or all such deficiencies have been satisfied. The reserve for Taxes in the financial statements of Heartland for the year ended December 31, 1997, is adequate to cover all of the liabilities for Taxes of Heartland and its subsidiaries that may become payable in future years with respect to any transactions consummated prior to December 31, 1997. As used herein, the term "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

     (b) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Heartland or any of its affiliates who is a "Disqualified Individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Heartland Employee Plan (as defined in Section 2.11(c) hereof) currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

     (c) Heartland has not been subject to any disallowance of a deduction under Section 162(m) of the Code nor does Heartland reasonably believe that such a disallowance is reasonably likely to be applicable for any tax year of Heartland ended on or before the Closing Date.

     SECTION 2.08.  LITIGATION AND RELATED MATTERS.  Section
2.08 of the Disclosure Schedule describes all litigation, claims or other proceedings or investigations of any nature pending or, to the knowledge of Heartland, threatened, against Heartland or any of its subsidiaries, or of which the property of Heartland or any of its subsidiaries is or would be subject. There is no injunction, order, judgment, decree or regulatory restriction imposed upon Heartland or any of its subsidiaries or the assets of Heartland or any of its subsidiaries. Since January 1, 1993, Heartland and its subsidiaries have continuously maintained fidelity bonds insuring them against acts of dishonesty in such amounts as are customary, usual and prudent for organizations of their size and business. Except as set forth in Section 2.08 of the Disclosure Schedule, there are no facts which would form the basis of a claim or claims under such bonds. Neither Heartland nor any of its subsidiaries has reason to believe that its respective fidelity coverage would not be renewed by the carrier on substantially the same terms as the existing coverage, except for possible premium increases unrelated to Heartland's and its subsidiaries' past claim experience.

     SECTION 2.09. EMPLOYMENT AGREEMENTS. Section 2.09 of the Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, election, retention or engagement, or with respect to the severance, of any present or former officer, employee, agent, consultant or other person or entity to which Heartland or any of its subsidiaries is a party to or bound by and which, by its terms, is not terminable by Heartland or any of its subsidiaries on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in Section 2.09 of the Disclosure Schedule have been previously made available to Banterra by Heartland.

     SECTION 2.10.  REPORTS.  Except as set forth in Section
2.10 of the Disclosure Schedule, since January 1, 1993, Heartland and its subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that it was required to file with
(i) the Federal Reserve Board, (ii) the O.C.C, (iii) the O.T.S.,
(iv) the S.E.C., (v) any state securities authorities, and (vi) any other Regulatory Agency with jurisdiction over Heartland or its subsidiaries at such time, and have

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paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 2.11.  EMPLOYEE MATTERS AND ERISA.

     (a) Neither Heartland nor any of its subsidiaries has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Heartland or any of its subsidiaries and to the knowledge of Heartland there is no present effort nor existing proposal to attempt to unionize any group of employees of Heartland or any of its subsidiaries.

     (b) Except as set forth in Section 2.11(b) of the Disclosure Schedule, (i) Heartland and its subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Heartland nor any of its subsidiaries is engaged in any unfair labor practice, (ii) there is no unfair labor practice complaint against Heartland or any of its subsidiaries pending or, to the knowledge of Heartland, threatened before the National Labor Relations Board, (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Heartland, threatened against or directly affecting Heartland or any of its subsidiaries, and (iv) neither Heartland nor any of its subsidiaries has experienced any work stoppage or other labor difficulty during the past five (5) years.

     (c) Section 2.11(c) of the Disclosure Schedule describes each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current employees of Heartland or its subsidiaries (the "Heartland Employee Plans") which Heartland and its subsidiaries maintain, contribute to or participate in or have any liability under. No present or former employee of Heartland or any of its subsidiaries has been charged with breaching, or to the knowledge of Heartland has breached, a fiduciary duty under any of the Heartland Employee Plans. Except as set forth in Section 2.11(c) of the Disclosure Schedule, neither Heartland nor any of its subsidiaries participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multiemployer plan (as defined at Section 3(37) of ERISA). Section 2.11(c) of the Disclosure Schedule describes all plans that provide health, major medical, disability or life insurance benefits to former employees of Heartland or its subsidiaries that Heartland and its subsidiaries maintain, contribute to, or participate in.

     (d) Neither Heartland nor any of its subsidiaries maintain, nor have any of them maintained for the past ten years, any Heartland Employee Plans subject to Title IV of ERISA or Section 412 of the Code. No reportable event (as defined in
Section 4043 of ERISA) has occurred with respect to any Heartland Employee Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and Heartland has not received notice of any threatened or imminent claim with respect to any Heartland Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Heartland or its subsidiaries would be liable after December 31, 1997, except as reflected on the Heartland Financial Statements. All liabilities of the Heartland Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Heartland Employee Plan,
                              11
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at the end of any plan year, or at December 31, 1997, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such Heartland Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Heartland and its subsidiaries have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Heartland Employee Plans, whether or not waived. After December 31, 1997, Heartland and its subsidiaries do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Heartland Employee Plan. Except as set forth in
Section 2.11(d) of the Disclosure Schedule, all Heartland Employee Plans have been operated, administered and maintained in accordance with the terms thereof and in compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

     (e) Except as set forth in Section 2.11(e) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Heartland or any of its affiliates from Heartland or any of its affiliates under any Heartland Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Heartland Employee Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

     (f)  Copies of each Heartland Employee Plan described in
Section 2.11(c) of the Disclosure Schedule, and all amendments or supplements thereto, have been previously made available to Banterra by Heartland. Section 2.11(f) of the Disclosure Schedule lists, for each Heartland Employee Plan, all of the following with respect thereto: (i) summary plan descriptions,
(ii) lists of all current participants and all participants with benefit entitlements, (iii) contracts relating to plan documents, (iv) actuarial valuations for any defined benefit plan, (v) valuations for any plan as of the most recent date,
(vi) determination letters from the I.R.S., (vii) the most recent annual report filed with the I.R.S., (viii) registration statements and prospectuses, and (ix) trust agreements. Copies of each of the documents described in the preceding sentence have been previously made available to Banterra by Heartland.

     SECTION 2.12. TITLE TO PROPERTIES; INSURANCE. (i) Heartland and its subsidiaries have marketable title, insurable at standard rates, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Heartland Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and further excepting in the case of Other Real Estate Owned (as such real estate is internally classified on the books of Heartland or its subsidiaries) rights of redemption under applicable law) to all of their owned real properties, (ii) all leasehold interests for real property and personal property used by Heartland and its subsidiaries in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of Heartland, threatened with respect to such properties, (iv) Heartland and its subsidiaries have valid title or other ownership rights under licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Heartland and its subsidiaries as presently conducted, free and clear of any claim, defense or right of any other person or entity, subject only to rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property,
(v) all insurable properties owned or held by Heartland and its subsidiaries are adequately insured by financially sound and reputable insurers in such amounts and

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against fire and other risks insured against by extended
coverage and public liability insurance, as is customary with bank holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Heartland or any of its subsidiaries under such policies, and (vi) all tangible properties used in the businesses of Heartland and its subsidiaries are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.12 of the Disclosure Schedule sets forth, for each policy of insurance maintained by Heartland and its subsidiaries, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

     SECTION 2.13.  ENVIRONMENTAL MATTERS.

     (a) As used herein, the term "Environmental Laws" shall mean all local, state and federal environmental, health and safety laws and regulations and common law standards in all jurisdictions in which Heartland and its subsidiaries have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

     (b) Neither the conduct nor operation of Heartland or its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated or, to the knowledge of Heartland, may violate, Environmental Laws in a manner or to any extent exposing Heartland or its subsidiaries to liability or potential liability, and, to the knowledge of Heartland, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute or, to the knowledge of Heartland, may constitute, a violation of Environmental Laws in a manner or to any extent that would obligate (or potentially obligate) Heartland or its subsidiaries to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Heartland nor its subsidiaries has received any notice from any person or entity that Heartland or its subsidiaries or the operation or condition of any property ever owned, leased or operated by any of them are or were in violation of any Environmental Laws in a manner or to any extent exposing Heartland or its subsidiaries to liability or potential liability or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property and, to the knowledge of Heartland, Heartland and its subsidiaries and the operation and condition of any property ever owned, leased or operated by any of them are not and were not in violation of any Environmental Laws in a manner or to any extent exposing Heartland or its subsidiaries to liability or potential liability and none of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.
Section 2.13(b) of the Disclosure Schedule lists each property presently owned, leased or operated by Heartland or its subsidiaries which, to the knowledge of Heartland, contains any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property or which otherwise violates any Environmental Laws.

     SECTION 2.14.  COMPLIANCE WITH LAW.  Except as set forth in
Section 2.14 of the Disclosure Schedule with respect to certain regulatory actions of the O.C.C. and the Federal Reserve Board, Heartland and its subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

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     SECTION 2.15.  BROKERAGE.  Except as set forth in
Section 2.15 of the Disclosure Schedule, there are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Heartland or its subsidiaries.

     SECTION 2.16. NON-BANKING ACTIVITIES OF HEARTLAND AND SUBSIDIARIES. Neither Heartland nor its subsidiaries that are neither a bank, a bank operating subsidiary or a bank service corporation, directly or indirectly, engages in any activity prohibited by the Federal Reserve Board or the B.H.C.A. or which is not listed at 12 C.F.R. Section 225.25. Without limiting the generality of the foregoing, any equity investment of Heartland and each of its subsidiaries is not prohibited by the Federal Reserve Board, the B.H.C.A. or the O.C.C.

     SECTION 2.17. TRUST ADMINISTRATION. Neither Heartland nor any of it subsidiaries acts or serves as a trust company or otherwise acts or serves in a fiduciary capacity, whether as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

     SECTION 2.18. YEAR 2000. Section 2.18 of the Disclosure Schedule contains a complete and accurate copy of Heartland's plan, including an estimate of the anticipated costs, for implementing modifications to Heartland's and its subsidiaries' hardware, software and computer systems, chips and microprocessors, to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries.

     SECTION 2.19. MATERIAL CONTRACTS AND AGREEMENTS. Neither Heartland nor any subsidiary of Heartland is a party to, or is bound by, any material contract (as defined in Item 601(b)(10) of Regulation S-K of the S.E.C.) or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of Subsidiary Bank) that has not been filed or incorporated by reference in periodic reports filed by Heartland with the S.E.C. under the Exchange Act or is not otherwise listed in Section
2.19 of the Disclosure Schedule. Section 2.19 of the Disclosure Schedule lists (i) each agreement restricting the nature or geographic scope of any line of business or activity of Heartland or its subsidiaries, and (ii) each agreement, indenture or other instrument relating to the borrowing of money by Heartland or its subsidiaries or the guarantee by Heartland or its subsidiaries of any such obligation, other than instruments relating to transactions entered into in the ordinary course of business. Copies of each of the contracts and agreements listed in Section 2.19 of the Disclosure Schedule have been previously furnished to Banterra by Heartland.

     SECTION 2.20. NO UNDISCLOSED LIABILITIES. Except as set forth in Section 2.20 of the Disclosure Schedule, Heartland and its subsidiaries do not have any liability, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Heartland or its subsidiaries giving rise to any such liability), except (i) for liabilities set forth in the Heartland Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Heartland and its subsidiaries since the date of the September 30, 1998 balance sheet included in the Heartland Financial Statements.

     SECTION 2.21. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Heartland or its subsidiaries for inclusion in (i) the Proxy Statement (as defined in Section 4.03 hereof), and (ii) any other documents to be filed with the S.E.C. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and, with respect to the Proxy Statement, when first mailed to the shareholders of Heartland and at the time

of the Heartland Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Heartland shall be responsible for filing with the S.E.C. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

     SECTION 2.22. STATE TAKEOVER LAWS. The Board of Directors of Heartland has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated by this Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

     SECTION 2.23. FAIR LENDING; COMMUNITY REINVESTMENT ACT. With the exception of routine investigation of consumer complaints, neither Heartland nor any of its subsidiaries have been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Subsidiary Bank received a Community Reinvestment Act ("CRA") rating of "Outstanding" or "Satisfactory" in its most recent CRA examination.

     SECTION 2.24.  LOAN PORTFOLIO.  Except as disclosed in
Section 2.24 of the Disclosure Schedule, (i) all loans and discounts shown on the Heartland Financial Statements or which were entered into after the date of the most recent balance sheet included in the Heartland Financial Statements were and shall be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Heartland and its subsidiaries, and are not subject to any material known defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity,
(ii) the notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and shall be, in all material respects, enforceable, valid, true and genuine and what they purport to be, and (iii) Heartland and its subsidiaries have complied and shall prior to the Closing
Date comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply shall not materially interfere with the collection of any such loan. The reserve for possible loan losses shown on the most recent consolidated balance sheet included in the Heartland Financial Statements is adequate, and the reserve for possible loan losses shown on the consolidated balance sheet as of the end of the Heartland fiscal quarter immediately preceding the Effective Time shall be adequate, in all material respects under the requirements of generally accepted accounting principles to provide for possible losses, net of recoveries relating to loans previously charged-off, on loans outstanding (including, without limitation, accrued interest receivable) as of the date of each such consolidated balance sheet.

     SECTION 2.25. INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Except with respect to adjustable rate mortgage loans made by Subsidiary Bank or as may be otherwise specifically disclosed in
Section 2.25 of the Disclosure Schedule, there are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or agreements, whether entered into for the account of Heartland or its subsidiaries or for the account of a customer of Heartland or one of its subsidiaries.

     SECTION 2.26. INTERIM EVENTS. Except as may be disclosed in Section 2.26 of the Disclosure Schedule, since September 30,
1998, neither Heartland nor its subsidiaries has paid or declared any dividend or made any other distribution to their shareholders.


     SECTION 2.27. CLOSING MATTERS. As of the date hereof and as of the Closing Date, Heartland has no knowledge of any fact or circumstance that is reasonably likely to prevent any of the transactions contemplated herein, including the Merger, from being consummated pursuant to the terms hereof.

                         ARTICLE THREE
                         -------------
REPRESENTATIONS AND WARRANTIES OF BANTERRA AND ACQUISITIONCO
------------------------------------------------------------

     Subject to Section 1.12 hereof, Banterra and AcquisitionCo hereby make the following representations and warranties:

     SECTION 3.01.  ORGANIZATION AND CAPITAL STOCK.

     (a) Banterra is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. Banterra is a bank holding company registered with the Federal Reserve Board under the B.H.C.A. AcquisitionCo is a corporation duly organized, validly existing, and in good standing under the laws of the State of Illinois with full corporate power and authority to carry on its business as now being conducted.

     (b) The authorized capital stock of Banterra consists of 500,000 shares of common stock, par value $.25 per share ("Banterra Common"), of which, as of November 30, 1998, 259,686 shares were issued and outstanding. All of the issued and outstanding shares of Banterra Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights.

     (c) The authorized capital stock of AcquisitionCo consists of 100 shares of AcquisitionCo Common, of which, as of the date hereof, 100 shares were issued and outstanding. All of the issued and outstanding shares of AcquisitionCo Common are duly and validly issued and outstanding and are fully paid and non-assessable and free of preemptive rights.

     SECTION 3.02. AUTHORIZATION. The Board of Directors of Banterra and the Board of Directors of AcquisitionCo have, by all appropriate action, approved this Agreement and the Merger and authorized the execution hereof on their behalf by their duly authorized officers and the performance by Banterra and AcquisitionCo of their obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of Banterra or AcquisitionCo or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which Banterra or AcquisitionCo or any of their subsidiaries are bound or subject would prohibit or inhibit Banterra or AcquisitionCo from entering into and consummating this Agreement and the Merger on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by Banterra and AcquisitionCo and constitutes a legal, valid and binding obligation of Banterra and AcquisitionCo, enforceable against Banterra and AcquisitionCo in accordance with its terms, and no other corporate acts or proceedings are required to be taken by Banterra or AcquisitionCo to authorize the execution, delivery and performance of this Agreement.

     SECTION 3.03. SUBSIDIARIES. Each of Banterra's subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted.

     SECTION 3.04. FINANCIAL INFORMATION. The consolidated balance sheets of Banterra and its subsidiaries as of December 31, 1997 and 1996, and related consolidated statements of income, changes in shareholders' equity and cash flows for the three (3) years ended December 31, 1997, together with the notes thereto, as currently on file with the applicable Regulatory Agency, and the unaudited consolidated balance sheets of Banterra and its subsidiaries as of September 30, 1998, and the related unaudited consolidated income statements and statement of changes in shareholders' equity for the nine (9) months then ended, as currently on file with the applicable Regulatory Agency (together, the "Banterra Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein and except for regulatory reporting differences required by the reports) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of Banterra and its consolidated subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The deposits of Banterra's depository institution subsidiaries are insured by the F.D.I.C. in accordance with the Federal Deposit Insurance Act, as amended, up to applicable limits. The books and records of Banterra and its subsidiaries have been, and are being, maintained in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions.

     SECTION 3.05. ABSENCE OF CHANGES. Since December 31, 1997, there has not been any change in the financial condition, the results of operations or the business of Banterra and its subsidiaries which would have a Material Adverse Effect on Banterra, except as disclosed by Banterra since December 31, 1997 in its periodic reports filed with the appropriate Regulatory Agency.

     SECTION 3.06. LITIGATION. There is no litigation, claim or other proceeding pending or, to the knowledge of Banterra, threatened, against Banterra or any of its subsidiaries, or of which the property of Banterra or any of its subsidiaries is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Banterra, or any of its subsidiaries or the assets of Banterra of any of its subsidiaries, which would have a Material Adverse Effect on Banterra.

     SECTION 3.07. REPORTS. Banterra and each of its subsidiaries has filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the F.D.I.C. and (iii) any other Regulatory Agency with jurisdiction over Banterra or any of its significant subsidiaries, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 3.08.  COMPLIANCE WITH LAW.  Banterra and its
subsidiaries have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

     SECTION 3.09. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by Banterra or AcquisitionCo for inclusion in (i) the Proxy Statement, and (ii) any other documents to be filed with the S.E.C. or any other Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the respective times such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of Heartland and at the time of the Heartland Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Banterra or AcquisitionCo shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

     SECTION 3.10. REGULATORY ENFORCEMENT MATTERS. Neither Banterra nor any of its subsidiaries is subject or is party to, or has received any notice or advice that it may become subject or party to, any Regulatory Agreement, nor has Banterra or any of its subsidiaries been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement.

     SECTION 3.11. STATE TAKEOVER LAWS. The Board of Directors of AcquisitionCo has taken all such action required to be taken by it to provide that this Agreement and the transactions contemplated by this Agreement shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state.

     SECTION 3.12. NO UNDISCLOSED LIABILITIES. As of the date hereof, Banterra and its subsidiaries do not have any liability, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Banterra or its subsidiaries giving rise to any such liability) which would have a material adverse effect on Banterra's ability to consummate the Merger, except (i) for liabilities set forth in the Banterra Financial Statements, and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Banterra and its subsidiaries since the date of the September 30, 1998 balance sheet included in the Banterra Financial Statements.

     SECTION 3.13.  COMMUNITY REINVESTMENT ACT.  Prior to
December 15, 1998, each of Banterra's depository institution subsidiaries received a CRA rating of "Outstanding" or "Satisfactory" in its most recent CRA examination.

     SECTION 3.14. CLOSING MATTERS. As of the date hereof and as of the Closing Date, Banterra has no knowledge of any fact or circumstance that is reasonably likely to prevent any of the transactions contemplated herein, including the Merger, from being consummated pursuant to the terms hereof.

     SECTION 3.15. FUND AVAILABILITY. Banterra has sufficient funds to pay the Stock Consideration and the Option
Consideration.

     SECTION 3.16. COMPLIANCE WITH CAPITAL ADEQUACY GUIDELINES. Banterra meets or exceeds all applicable capital adequacy regulatory standards as of September 30, 1998 and as of the date hereof, and Banterra meets or exceeds all applicable capital adequacy regulatory standards on a pro forma basis reflecting the Merger (including payment of the Stock Consideration and the Option Consideration) as of the date hereof and (on a pro forma basis) at the Effective Time.

                         ARTICLE FOUR
                         ------------
                   AGREEMENTS OF HEARTLAND
                   -----------------------

     SECTION 4.01.  BUSINESS IN ORDINARY COURSE.

     (a) Heartland shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof.

     (b) Heartland shall, and shall cause each of its subsidiaries to, (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted, (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees, and (3) by way of amplification and not limitation, Heartland and each of its subsidiaries shall not, except with respect to the exercise of vested stock options as disclosed in Schedule 2.01(b)-1, without the prior written consent of Banterra:

          (i) issue any shares of Heartland Common or other capital stock or any options, warrants, or other rights to subscribe for or purchase shares of Heartland Common or any other capital stock or any securities convertible into or exchangeable for any capital stock of Heartland or any of its subsidiaries; or

          (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of Heartland Common or any other capital stock of Heartland or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize Heartland; or

          (iii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock of or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize any subsidiary of Heartland; or

          (iv) change its Articles of Incorporation or Bylaws;
     or

          (v) grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees, grant any Heartland Options or, except as required by law or as required by existing contractual obligations which shall have been described in Section 2.11 of the Disclosure Schedule, adopt or make any change in any bonus, insurance, pension, or other Heartland Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

          (vi) borrow or agree to borrow any amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any obligations of others, except in the ordinary course of business; or

          (vii) make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit in principal amounts in excess of $150,000 or that would increase the aggregate credit outstanding to any one borrower (or group of affiliated borrowers) to more than $150,000 (excluding for this purpose any accrued interest or overdrafts) unless the amount of any additional loan, letter of credit or advance is no greater than $50,000, and is made to an existing borrower whose indebtedness currently exceeds $150,000, provided that
     such borrower is not on a watchlist of Heartland or its subsidiaries or has any credit classified for regulatory purposes, without the prior written consent of Banterra; or

          (viii) purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice; or

          (ix) increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

          (x) enter into any agreement, contract or commitment out of the ordinary course of business that requires an annual payment in excess of Ten Thousand Dollars ($10,000);
     or

          (xi) except in the ordinary course of business, place on any of its assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

          (xii) except in the ordinary course of business, cancel or accelerate any material indebtedness owing to Heartland or any of its subsidiaries or any claims which Heartland or any of its subsidiaries may possess or waive any material rights with respect thereto; or

          (xiii) sell or otherwise dispose of any real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Heartland or any of its subsidiaries; or

          (xiv) foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that Heartland and its subsidiaries shall not be required to obtain such a report with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless it has reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

          (xv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Heartland; or

          (xvi) except as may be necessary to comply with Year 2000 requirements in an amount not to exceed Ten Thousand Dollars ($10,000) or as may otherwise be approved in writing by Banterra, purchase any real or personal property or make any other capital expenditure, except in a manner and pursuant to policies consistent with past practice; or

          (xvii) take any action which would materially and adversely effect or delay the ability of either Banterra or Heartland to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement; or

          (xviii)   violate any law, statute, rule, governmental
     regulation or order, which violation would have a Material
     Adverse Effect on Heartland; or


          (xix) change accounting principles or practices, or the method of applying such principles or practices, except as required by generally accepted accounting principles.

     (c) Heartland and its subsidiaries shall not engage in any transaction or take any action that would render untrue (under the standard of Section 1.12 hereof) any of the representations and warranties of Heartland contained in Article Two hereof, except as otherwise required herein, if such representations and warranties were given as of the date of such transaction or action.

     (d) Heartland shall promptly notify Banterra in writing of the occurrence of any matter or event known to and directly involving Heartland, which would not include any changes in conditions that affect the banking industry generally, that would have, either individually or in the aggregate, a Material Adverse Effect on Heartland.

     (e) Heartland and its subsidiaries shall not, and shall not authorize or permit any of their respective officers, directors, employees or agents to, on or before the earlier of the Closing Date or the date of termination of this Agreement, directly or indirectly solicit, initiate or encourage or (subject to the fiduciary duties of its directors as advised by counsel) hold discussions or negotiations with or provide any information to any person in connection with any proposal from any person for the acquisition of all or any substantial portion of the business, assets, shares of Heartland Common or other securities of Heartland or Subsidiary Bank or any merger of Heartland or Subsidiary Bank with any person. Heartland shall promptly (which for this purpose shall mean within twenty-four
(24) hours) advise Banterra of its receipt of any such proposal or inquiry concerning any possible such proposal, the substance of such proposal or inquiry, and the identity of such person.

     SECTION 4.02. BREACHES. Heartland shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Banterra and use its best efforts to prevent or promptly remedy the same.

     SECTION 4.03. SUBMISSION TO SHAREHOLDERS. Heartland shall cause to be duly called and held, on a date selected by Heartland with the approval of Banterra, a special meeting of its shareholders (the "Heartland Shareholders' Meeting") for submission of this Agreement and the Merger for approval of such Heartland shareholders as required by the Illinois Corporate Law. In connection with the Heartland Shareholders' Meeting,
(i) Banterra and AcquisitionCo shall cooperate and assist Heartland in preparing and filing a Proxy Statement (the "Proxy Statement") with the S.E.C., and Heartland shall mail the Proxy Statement to its shareholders, (ii) Banterra and AcquisitionCo shall furnish Heartland all information concerning themselves that Heartland may reasonably request in connection with such Proxy Statement, and (iii) the Board of Directors of Heartland (subject to compliance with its fiduciary duties as advised by counsel) shall recommend to its shareholders the approval of this Agreement and the Merger contemplated by this Agreement and use its best efforts to obtain such shareholder approval.

     SECTION 4.04. CONSENTS TO CONTRACTS AND LEASES. Heartland shall use its best efforts to obtain all necessary consents with respect to all interests of Heartland and its subsidiaries in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, if any.

     SECTION 4.05. CONSUMMATION OF AGREEMENT. Heartland shall use its best efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger and the other transactions contemplated hereby in accordance with the terms and
provisions hereof and to effect the transition and integration of the business and operations of Heartland and its subsidiaries with the business and operations of Banterra and its subsidiaries. Heartland shall furnish to Banterra in a timely manner all information, data and documents in the possession of Heartland or its subsidiaries requested by Banterra as may be required to obtain any necessary regulatory or other approvals of the Merger and shall otherwise cooperate fully with Banterra to carry out the purpose and intent of this Agreement.

     SECTION 4.06. ENVIRONMENTAL REPORTS. Heartland shall provide to Banterra, as soon as reasonably practical, but not later than sixty (60) days after the date hereof, a report of a phase one environmental investigation on all real property owned (including, without limitation, Other Real Estate Owned and property leased or operated by Heartland or any of its subsidiaries as of the date hereof (other than space in retail and similar establishments leased by Heartland or any of its subsidiaries for automatic teller machines)) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Heartland or its subsidiaries after the date hereof (but excluding space in office or retail and similar establishments leased by Heartland or its subsidiaries for automatic teller machines), except as otherwise provided in
Section 4.01(b)(xiv) hereof. If required by the phase one investigation in Banterra's reasonable opinion, Heartland shall provide to Banterra, within sixty (60) days of the receipt by Heartland of the request of Banterra therefor, a report of a phase two investigation on properties requiring such additional study. Banterra shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify Heartland of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonably likely to be required by applicable law, or (ii) recommended or suggested by such report or reports or prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of One Hundred Thousand Dollars ($100,000) as reasonably estimated by an environmental expert retained for such purpose by Banterra and reasonably acceptable to Heartland, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less with any reasonable degree of certainty, then Banterra shall have the right pursuant to Section 7.03 hereof, for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures can not be so reasonably estimated, to terminate this Agreement, which shall be Banterra's sole remedy in such event.

     SECTION 4.07. ACCESS TO INFORMATION. Heartland shall permit Banterra and its accountants, attorneys and other representatives reasonable access in a manner which shall avoid undue disruption or interference with Heartland's normal operations to its properties and shall disclose and make available to Banterra all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (but only to the extent that such review would not result in a waiver of the attorney-client or attorney work product privileges under the rules of evidence), Employee Benefit Plans, and any other business activities or prospects in which Banterra may have a reasonable and legitimate interest in furtherance of the transactions contemplated by this Agreement. Banterra shall hold any such information which is nonpublic in confidence in accordance with the provisions of Section 8.01 hereof.

     SECTION 4.08. SUBSIDIARY BANK MERGER. Upon the request of Banterra, Heartland shall cause the Subsidiary Bank to enter into a merger agreement, subject to the conditions of this Agreement with Banterra Bank and take all other actions and cooperate with Banterra in causing such merger (the "Subsidiary Bank Merger") to be effected. Such subsidiary bank merger agreement shall provide, in

addition to customary terms for the combination of subsidiary bank operations in transactions such as this: (i) for consummation of any such merger on a date on or after the Closing Date, as may be selected by Banterra, and (ii) that the obligations of the Subsidiary Bank thereunder are conditioned on the prior or simultaneous consummation of the Merger pursuant to this Agreement.

     SECTION 4.09.  PLAN OF MERGER.  At the request of Banterra,
Heartland shall enter into a separate plan of merger or certificate of merger reflecting the terms hereof for purposes of any filing requirement of the Illinois Corporate Law.

     SECTION 4.10. VOTING AGREEMENTS. Heartland shall cause all of the directors of Heartland as of the date hereof and each of their respective spouses, except for Christy L. Cripps, to enter into voting agreements as of the date hereof obligating all of the directors of Heartland and each of their respective spouses to vote all shares of Heartland Common beneficially owned or controlled by them in favor of the Agreement and the Merger.

     SECTION 4.11. MEETING WITH HEARTLAND AUDITORS. If requested by Banterra, Heartland shall arrange for a meeting between Banterra and Gray Hunter Stenn LLP, Heartland's independent auditors, to review and discuss the Heartland Financial Statements.

     SECTION 4.12.  MERGER EXPENSES AND RELATED MATTERS.

     (a) Banterra and Heartland shall consult and reasonably cooperate with each other with respect to determining, as specified in a written notice from Banterra to Heartland, based upon such consultation and as hereinafter provided, the amount of, and timing for recognizing for financial accounting purposes the expenses of the Merger and the restructuring charges related to or to be incurred in connection with the Merger provided that in no event shall such adjustments be made any earlier than the day prior to Closing and provided further that Heartland shall be under no obligation to take any such action unless Banterra and AcquisitionCo provide a written waiver of any right they may have to terminate this Agreement and acknowledge and agree that all conditions precedent to the obligations of Banterra and AcquisitionCo in this Agreement have either been satisfied or waived. No such recognition of expenses or restructuring charges shall be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement.

     (b) From and after the date of this Agreement to the Effective Time, Heartland and its subsidiaries shall maintain and keep all of the Heartland Employee Plans fully funded, and shall, to the extent any such benefit plan may not be fully or adequately funded, make such contributions as are necessary to fully fund any such inadequately funded benefit plan, including payments to Heartland's Employee Stock Ownership Plan, as may be required.

     (c) From December 1, 1998 forward, Heartland's attorneys' fees incurred in connection with this Agreement and the transactions contemplated herein shall not exceed the sum of $80,000. Heartland's investment bankers' fees incurred in connection with this Agreement and the transactions contemplated herein shall not exceed the sum of $275,000. Heartland's accountants' fees incurred in connection with this Agreement and the transactions contemplated herein shall not exceed the sum of $100,000. In the event that Heartland's attorneys' fees, investment bankers' fees and/or accountants' fees in the aggregate exceed the sum of $455,000, the aggregate amount of the Stock Consideration payable by Banterra hereunder shall be reduced on a dollar for dollar basis by the amount by which such attorneys' fees, investment bankers' fees and/or accountants' fees in the aggregate exceed the sum of $455,000.

     SECTION 4.13.  HEARTLAND OPTION CONSIDERATION AGREEMENTS.
Heartland shall cause all of the holders of Vested Heartland
Options to enter into the Heartland Option Consideration
Agreements.

     Section 4.14. Pending Legal Matters. Heartland shall pursue resolution or settlement of the lawsuits styled Christy Cripps v. Heartland National Bank and Ronald D. Maddox v. Heartland National Bank, each currently pending in the Illinois Circuit Court of the First Judicial Circuit, Williamson County, Illinois, on terms most favorable to Heartland, and shall fully inform Banterra as to the ongoing status of these lawsuits. Resolution or settlement of either of these lawsuits shall only occur, or be made, after full consultation with Banterra, and only after consent is obtained from Banterra, which consent shall not be unreasonably withheld.

     SECTION 4.15. RECOVERY OF ATTORNEYS' FEES. From and after the date hereof, Heartland shall use its best efforts to promptly recover the maximum amount that it can recover from its insurer for any legal fees and expenses or other fees and expenses incurred in connection with the lawsuit styled Rochman
v. Heartland Bancshares, Inc. et al., Cause No. 98-CH-32, filed in the Illinois Circuit Court of the First Judicial Circuit, Williamson County, Illinois.

                        ARTICLE FIVE
                        ------------
       AGREEMENTS OF BANTERRA AND ACQUISITIONCO
       ----------------------------------------

     SECTION 5.01.  REGULATORY APPROVALS; OTHER AGREEMENTS.

     (a) Within sixty (60) days after the date hereof, Banterra shall file all regulatory applications required in order to consummate the Merger, including but not limited to the necessary applications for the prior approval of the Federal Reserve Board and the O.T.S. Banterra shall keep Heartland reasonably informed as to the status of such applications. At least five (5) business days prior to filing, Banterra shall provide copies of such applications to Heartland and its counsel for review and comment.

     (b) Banterra shall not, without the prior written consent of Heartland, engage in any transaction or take any action that would render untrue (under the standard of Section 1.12 hereof) any of the representations and warranties of Banterra contained in Article Three hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

     SECTION 5.02. BREACHES. Banterra shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Heartland and use its best efforts to prevent or promptly remedy the same.

     SECTION 5.03. CONSUMMATION OF AGREEMENT. Banterra and AcquisitionCo shall their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

     SECTION 5.04.  DIRECTORS AND OFFICERS' LIABILITY INSURANCE.

     (a) For a period of three (3) years after the Effective Time, Banterra shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Heartland (provided that Banterra may substitute therefor policies of comparable coverage

with respect to claims arising from facts or events which occurred before the Effective Time); provided, however, that in no event shall Banterra be obligated to expend a total amount in excess of $53,100 in order to maintain or provide insurance coverage pursuant to this Section 5.04 (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Banterra shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable but in no event shall the cost of such insurance exceed the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Banterra may request Heartland to, and Heartland shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Banterra, extending for a period of three (3) years Heartland's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective Time) and such coverage shall satisfy Banterra's obligations under this Section 5.04.

     (b) For a period of six (6) years after the Effective Time, Banterra shall, or shall cause Banterra Bank to, indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Heartland, Heartland National Bank or any of their respective subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Banterra, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Heartland, Heartland National Bank or any of their subsidiaries if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or at or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time and under Heartland's and Heartland National Bank's Articles or Articles and By-Laws. Banterra shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or federal law in effect as of the date hereof or as amended applicable to a time before the Effective Time upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 5.04(b) upon learning of any Claim, shall notify Banterra (but the failure so to notify Banterra shall not relieve it from any liability which it may have under this Section 5.04(b), except to the extent such failure materially prejudices Banterra) and shall deliver to Banterra the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Banterra shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Banterra shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Banterra elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Banterra and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Banterra shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Banterra shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received, (3) Banterra shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which


(x) he shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of Heartland, Heartland National Bank or any Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith in the reasonable belief that his action was in the best interests of Heartland, Heartland National Bank or any Subsidiary. In the event that either Banterra or Banterra Bank or any of its successors or assigns
(i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Banterra shall assume the obligations set forth in this Section 5.04(b). The obligations of Banterra provided under this Section 5.04(b) are intended to be enforceable against Banterra directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Banterra.

     SECTION 5.05.  EMPLOYEE BENEFITS.

     (a) Banterra shall, with respect to each employee of Heartland or its subsidiaries at the Effective Time who shall continue in employment with Banterra or its subsidiaries (each a "Continued Employee"), provide the benefits described in this
Section 5.05. Subject to the right of subsequent amendment, modification or termination of Banterra's Employee Plans, as defined below, in Banterra's sole discretion which applies to all employees of Banterra or its subsidiaries, each Continued Employee shall be entitled, as a new employee of a subsidiary of Banterra, to participate in such employee benefit plans, as defined in Section 3(3) of ERISA, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, or other employee benefit or fringe benefit programs that may be in effect generally for employees of all of Banterra's subsidiaries (the "Banterra Employee Plans"), if and as a Continued Employee shall be eligible and, if required, selected for participation therein under the terms thereof. Continued Employees shall be eligible to participate on the same basis as similarly situated employees of other Banterra subsidiaries. All such participation shall be subject to such terms of such Banterra Employee Plans as may be in effect from time to time and this Section 5.05 is not intended to give Continued Employees any rights or privileges superior to those of other employees of Banterra's subsidiaries (except as provided in the following sentence with respect to credit for past service). For purposes of determining credit for past service, and eligibility for and vesting of such employee benefits with respect to the Banterra Employee Plans, service with Heartland, Heartland National Bank, or any subsidiary thereof prior to the Effective Time shall be treated as service with an "employer" as if such persons had been employees of Banterra, or its subsidiaries. The Banterra Employee Plans shall cover pre-existing medical conditions to the extent provided therein. Upon request, Banterra shall provide a copy of the Banterra Employee Plans to those Continued Employees entitled to participate thereunder.

     (b) At the Effective Time, the Heartland Employee Plans shall terminate and be of no further force and effect, and all employees of Heartland or its subsidiaries shall receive all benefits to which they are entitled to thereunder. Banterra shall provide customary out placement assistance, in an amount not to exceed $500 per employee, and continued health insurance (as required by COBRA) to any employee of Heartland or its subsidiaries who shall not be a Continued Employee. Banterra shall pay severance pay in an amount equal to one week's salary for each full year of employment by Heartland or its subsidiaries, with a minimum of four (4) weeks severance pay and a maximum of ten (10) weeks severance pay, plus any accrued vacation pay, to any employee of Heartland or its subsidiaries who (i) shall not be a Continued Employee, provided that such employee was never offered employment by Banterra or its subsidiaries or such employee was offered employment with Banterra or its subsidiaries but such employment involved such employee changing his or her place of employment to a location other than Marion, Illinois or Carbondale, Illinois, or (ii) shall be a Continued Employee but shall be terminated by Banterra or its

subsidiaries within six (6) months of becoming a Continued Employee. Banterra shall not pay any severance pay to any employee of Heartland or its subsidiaries who shall not be a Continued Employee if such employee, other than Roger O. Hileman, was offered employment by Banterra or its subsidiaries that involved such employee's place of employment being their current place of employment, Marion, Illinois, or Carbondale, Illinois, and that is at a comparable compensation level and level of responsibility to their previous position with Heartland or its subsidiaries.

     SECTION 5.06. CONTRACT OF ROGER O. HILEMAN. Banterra agrees that (i) the consummation of the transactions contemplated hereby constitutes a "Change in Control" as defined in the Employment Agreements of Roger O. Hileman with both Heartland and Heartland National Bank, and that Mr. Hileman will be deemed to have suffered a material change in his responsibilities and supervision as of the Effective Time, it being understood that Mr. Hileman's employment with both Heartland and Heartland National Bank shall terminate as of the Effective Time, and that Mr. Hileman shall receive, without duplication, the payments called for under Section 11(a) of his Employment Agreements at such time.

                        ARTICLE SIX
                        -----------
              CONDITIONS PRECEDENT TO MERGER
              ------------------------------

     SECTION 6.01. CONDITIONS TO BANTERRA'S OBLIGATIONS. The obligations of Banterra and AcquisitionCo to effect the Merger shall be subject to the satisfaction (or waiver by Banterra) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by Heartland in this Agreement shall be true and correct (subject to the standard in Section 1.12 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 1.12 hereof) as of such date); and

     (b) Heartland shall have performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement; and

     (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

     (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Heartland, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction that the Board of Directors of Banterra reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to Banterra and its shareholders as to render inadvisable the consummation of the Merger (any such condition, requirement or restriction, a "Burdensome Condition"); and

     (e) Banterra shall have received the environmental reports required by Section 4.06 hereof, and shall not have elected, pursuant to Section 4.06 hereof, to terminate and cancel this Agreement; and

     (f) Banterra shall have received all documents required to be received from Heartland on or prior to the Closing Date, all in form and substance reasonably satisfactory to Banterra; and

     (g) Banterra shall have received a legal opinion substantially in the form of Exhibit 1.11(a) hereto; and

     (h) The Subsidiary Bank Merger shall be consummated if the subsidiary bank merger agreement, if any, provides for consummation of the Subsidiary Bank Merger on the Closing Date;
and

     (i) Banterra shall have reasonably determined, in good faith, that there has not been any change in the financial condition, the results of operations or the business of Heartland and its subsidiaries that would have, or has had, since the date of this Agreement, a Material Adverse Effect on Heartland; and

     (j) All of the Heartland Option Consideration Agreements shall be in full force and effect; and

     (k)  Banterra shall have received information from Foley &
Lardner concerning the matters upon which Foley & Lardner currently represents Heartland in form and substance acceptable to Banterra, which information shall be included in Section 2.24 of the Disclosure Schedule.

     SECTION 6.02. CONDITIONS TO HEARTLAND'S OBLIGATIONS. The obligations of Heartland to effect the Merger shall be subject to the satisfaction (or waiver by Heartland) prior to or on the Closing Date of the following conditions:

     (a) The representations and warranties made by Banterra and AcquisitionCo in this Agreement shall be true and correct (subject to the standard in Section 1.12 hereof) on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct (subject to the standard in Section 1.12 hereof) as of such date); and

     (b) Banterra and AcquisitionCo shall have performed and complied in all material respects with all of their obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement; and

     (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

     (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of Heartland, required by law for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; and

     (e) Heartland shall have received all documents required to be received from Banterra or AcquisitionCo on or prior to the Closing Date, all in form and substance reasonably satisfactory to Heartland; and


     (f) Heartland shall have received, on or before the date of the mailing of the Proxy Statement, from its investment banker, Trident Securities, Inc., the reaffirmation of the opinion of such investment banker, originally rendered and delivered to Heartland at the meeting of the Board of Directors of Heartland at which this Agreement was approved by such Board of Directors, to the effect that the transactions contemplated by this Agreement, including the Merger, are fair to Heartland and its shareholders from a financial point of view; and

     (g) Heartland shall have received a legal opinion substantially in the form of Exhibit 1.11(b) hereto; and

     (h) Banterra shall have deposited, or cause to be deposited, the Stock Consideration and the Option Consideration with the Exchange Agent.

                          ARTICLE SEVEN
                          -------------
                   TERMINATION OR ABANDONMENT
                   --------------------------

     SECTION 7.01. MUTUAL AGREEMENT. This Agreement may be terminated by the mutual written agreement of Banterra and Heartland at any time prior to the Closing Date, regardless of whether approval of this Agreement and the Merger by the shareholders of Heartland shall have been previously obtained.

     SECTION 7.02. BREACH OF AGREEMENTS. In the event that there is a breach in any of the representations and warranties (subject to the standard in Section 1.12 hereof) or a material breach of any of the agreements of Banterra or Heartland, which breach is not cured within thirty (30) days after written notice to cure such breach is given to the breaching party by the non-breaching party, then the non-breaching party, regardless of whether shareholder approval of this Agreement and the Merger shall have been previously obtained, may terminate and cancel this Agreement by providing written notice of such action to the other party hereto.

     SECTION 7.03.  ENVIRONMENTAL REPORTS.  Banterra may
terminate this Agreement to the extent provided by Section 4.06 hereof and this Section 7.03 by giving timely written notice thereof to Heartland.

     SECTION 7.04. FAILURE OF CONDITIONS. In the event any of the conditions to the obligations of either party are not satisfied or waived on or prior to the Closing Date, and if any applicable cure period provided in Section 7.02 hereof has lapsed, then such party may, regardless of whether approval of this Agreement and the Merger by the shareholders of Heartland has been previously obtained, terminate and cancel this Agreement by delivery of written notice of such action to the other party on such date.

     SECTION 7.05. REGULATORY APPROVAL DENIAL; BURDENSOME CONDITION. If any regulatory application filed pursuant to
Section 5.01(a) hereof should be finally denied or disapproved by the respective regulatory authority, or not obtained from the respective regulatory authority on or before the date which is nine (9) months following the date hereof, then this Agreement thereupon shall be deemed terminated and canceled; provided, however, that a request for additional information or undertaking by Banterra, as a condition for approval, shall not be deemed to be a denial or disapproval so long as Banterra diligently provides the requested information or undertaking.
In the event that an application is denied pending an appeal, petition for review, or similar such act on the part of Banterra (hereinafter referred to as the "appeal") then the application shall be deemed denied unless Banterra prepares and timely files such appeal and continues the appellate process for purposes of obtaining the necessary approval. Banterra may terminate this Agreement if its Board of Directors shall have reasonably determined in good faith that any of the requisite regulatory approvals imposes a Burdensome Condition, and Banterra shall deliver written
notice of such determination to Heartland not later than five
(5) days after receipt by Banterra of notice of the imposition of such Burdensome Condition from the applicable Regulatory Agency (unless an appeal of such determination is being pursued by Banterra, in which event the foregoing notice shall be given within thirty (30) days of the termination of any such appeal by Banterra or the denial of such appeal by the appropriate Regulatory Agency).

     SECTION 7.06. SHAREHOLDER APPROVAL DENIAL; WITHDRAWAL/ MODIFICATION OF BOARD RECOMMENDATION. If this Agreement and the relevant transactions contemplated by this Agreement, including the Merger, are not approved by the requisite vote of the shareholders of Heartland at the Heartland Shareholders' Meeting, then either party may terminate this Agreement. Banterra may terminate this Agreement if Heartland's Board of Directors shall have failed to approve or recommend this Agreement or the Merger, or shall have withdrawn or modified in any manner adverse to Banterra its approval or recommendation of this Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing.

     SECTION 7.07. REGULATORY ENFORCEMENT MATTERS. In the event that Heartland or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on Heartland, then Banterra may terminate this Agreement. In the event that Banterra or any of its subsidiaries shall, after the date hereof, become a party or subject to any new or amended written agreement, memorandum of understanding, cease and desist order, imposition of civil money penalties or other regulatory enforcement action or proceeding with a Regulatory Agency, which would have a Material Adverse Effect on Banterra, then Heartland may terminate this Agreement.

     SECTION 7.08. FALL-APART DATE. If the Closing Date does not occur on or prior to nine (9) months from the date hereof, then this Agreement may be terminated by either party by giving written notice thereof to the other, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement.

     SECTION 7.09.  THIRD PARTY TRANSACTIONS.  Banterra may
terminate this Agreement in the event that any of the events set forth in Section 7.10(b) hereof occur.

     SECTION 7.10. HEARTLAND TERMINATION FEE. (a) Heartland shall pay to Banterra, within ten (10) business days of Heartland's receipt of written demand thereof, the sum of One Hundred Fifty Thousand Dollars ($150,000) as an agreed upon termination fee and as liquidated damages, in lieu of all remedies at law or in equity and in full satisfaction of all obligations or liabilities of Heartland hereunder, upon the termination of this Agreement by Banterra due to (i) a material breach of this Agreement by Heartland that has not been cured as provided in Section 7.02 hereof; or (ii) the failure of the shareholders of Heartland to approve this Agreement and the Merger at the Heartland Shareholders' Meeting.

     (b) Heartland shall pay to Banterra, within ten (10) business days of Heartland's receipt of written demand thereof, the sum of Four Hundred Fifty Thousand Dollars ($450,000) as an agreed upon termination fee and as liquidated damages, in lieu of all remedies at law or in equity and in full satisfaction of all obligations or liability of Heartland hereunder, upon termination of this Agreement by Banterra due to the following events: (i) any person or group of persons (other than Banterra and/or its affiliates) shall acquire, or have the right to acquire, thirty-five percent (35%) or more of the outstanding shares of Heartland Common; (ii) the expiration date of a tender or exchange offer by any person or group of persons (other than Banterra and/or its affiliates) to purchase or acquire securities of Heartland if upon consummation of such offer, such person or group of person would own, control or acquire the right to acquire more than thirty-five percent (35%) of the issued and outstanding shares of Heartland Common; or (iii) the entry by Heartland into a definitive agreement with a person or group of persons (other than Banterra and/or its affiliates) for such person or group of persons to acquire, merge or consolidate with Heartland or to acquire all or substantially all of Heartland's assets or more than thirty-five percent (35%) of the outstanding shares of Heartland Common.

                      ARTICLE EIGHT
                      -------------
                         GENERAL
                         -------

     SECTION 8.01. CONFIDENTIAL INFORMATION. The parties acknowledge the confidential and proprietary nature of the "Information" (as described below in this Section 8.01) which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Such Information shall include any and all financial, technical, commercial, marketing, customer or other information concerning the business, operations and affairs of a party that may be provided to the other, irrespective of the form of the communications, by such party's employees or agents. Such Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the Information shall be used solely for the purposes contemplated by this Agreement and that such Information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The Information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party.

     SECTION 8.02. PUBLICITY. Banterra and Heartland shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure.

     SECTION 8.03. RETURN OF DOCUMENTS. Upon termination of this Agreement without the Merger becoming effective, each party
(i) shall deliver to the other originals and all copies of all Information made available to such party, (ii) shall not retain any copies, extracts or other reproductions in whole or in part of such Information, and (iii) shall destroy all memoranda, notes and other writings prepared by any party based on the Information.

     SECTION 8.04. NOTICES. Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

     (a)  if to Banterra:

               Everett D. Knight
               Chairman
               Banterra Corp.



               1404 South U.S. Route 45
               P. O. Box 291
               Eldorado, Illinois  62930
               Facsimile:  (618) 273-5617

     (b)  with a copy to:

               John K. Pruellage, Esq.
               Lewis, Rice & Fingersh, L.C.
               500 N. Broadway, Ste. 2000
               St. Louis, Missouri  63102
               Facsimile:  (314) 444-7788

and
     (c)  if to Heartland:

               Randall A. Youngblood
               Heartland Bancshares, Inc.
               305 N. 16th Street
               Herrin, Illinois  62948
               Facsimile:  (618) 942-3260

          with a copy to:

               Howard J. Parris, Esq.
               Housely Kantarian & Bronstein, P.C.
               Suite 700
               1220 19th Street, N.W.
               Washington, D.C.  20036
               Facsimile:  (202) 822-0140

or to such other address as any party may from time to time designate by notice to the others.

     SECTION 8.05. LIABILITIES AND EXPENSES. Except as provided in Section 7.10 hereof, in the event that this Agreement is terminated pursuant to the provisions of Article Seven hereof, no party hereto shall have any liability to any other party for costs, expenses, damages or otherwise; provided, however, that, notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Article Seven hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys', accountants' and advisors' fees and expenses) incident to the negotiation, preparation, execution and performance of this Agreement and related documentation; provided, however, that nothing in this proviso shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

     SECTION 8.06.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES
AND AGREEMENTS. Except for as provided in this Section 8.06, no representation, warranty or agreement contained herein shall survive the


Effective Time or the earlier termination of this Agreement; provided, however, that no such representation, warranty or covenant shall be deemed to be terminated or extinguished so as to deprive Banterra or Heartland (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either Banterra or Heartland, the aforesaid representations, warranties and covenants being material inducements to the consummation by Banterra and Heartland of the transactions contemplated herein. The agreements set forth in Sections 5.04, 5.05, and 5.06 hereof shall survive the Effective Time and the agreements set forth in Sections 7.10, 8.01, 8.02,
8.03 and 8.05 hereof and this Section 8.06 shall survive the Effective Time or the earlier termination of this Agreement.

     SECTION 8.07.  ENTIRE AGREEMENT.  This Agreement
constitutes the entire agreement between the parties and supersede and cancel any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

     SECTION 8.08.  HEADINGS AND CAPTIONS.  The captions of
Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

     SECTION 8.09. WAIVER, AMENDMENT OR MODIFICATION. The conditions of this Agreement which may be waived may only be waived by notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may be amended or modified by the parties hereto, at any time before or after shareholder approval of the Agreement; provided, however, that after any such approval no such amendment or modification shall alter the amount or change the form of the Stock Consideration or Option Consideration contemplated by this Agreement to be received by shareholders and option holders of Heartland. This Agreement not be amended or modified except by a written document duly executed by the parties hereto.

     SECTION 8.10. RULES OF CONSTRUCTION. Unless the context otherwise requires: (i) a term has the meaning assigned to it,
(ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles, (iii) "or" is not exclusive, (iv) words in the singular may include the plural and in the plural include the singular, and (v) "knowledge" of a party means the actual or constructive knowledge of any director or executive officer of such party or any of its subsidiaries.

     SECTION 8.11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.11.

     SECTION 8.12. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. There shall be no third party beneficiaries hereof, except as provided for herein.


     SECTION 8.13. SEVERABILITY. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to govern enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

     SECTION 8.14. GOVERNING LAW; ASSIGNMENT. This Agreement shall be governed by the laws of the State of Illinois and applicable federal laws and regulations. This Agreement may not be assigned by either of the parties hereto.

     SECTION 8.15. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

     SECTION 8.16.  FEES AND EXPENSES.  Except as provided in to
Section 8.05 hereof, each of the parties to this Agreement shall bear their respective costs, fees and expenses incurred in connection with this Agreement, the Merger and any other transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              BANTERRA CORP.

                              By: /s/ Everett D. Knight
                                  --------------------------
                              Name: Everett D. Knight
                              Title:Chairman


                              BANTERRA ACQUISITIONCO, INC.

                              By: /s/ Everett D. Knight
                                  --------------------------
                              Name: Everett D. Knight
                              Title:Chairman


                              HEARTLAND BANCSHARES, INC.

                              By: /s/ Randall A. Youngblood
                                  --------------------------
                              Name: Randall A. Youngblood
                              Title:Chairman



                                                 EXHIBIT 1.11(a)
                                                 ---------------

              HEARTLAND'S LEGAL OPINION MATTERS
              ---------------------------------

     1. The due incorporation, valid existence and good standing of Heartland under the laws of the State of Illinois, its power and authority to own and operate its properties and to carry on its business as now conducted and as described in Heartland's Form 10-KSB, and its power and authority to enter into the Agreement, to merge with AcquisitionCo in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

     2. The due incorporation or organization, valid existence and good standing of the Subsidiary Bank and its power and authority to own and operate its properties.

     3. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Heartland to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Heartland, and the Agreement as a valid and binding obligation of Heartland, enforceable against Heartland in accordance with its terms (subject to the provisions of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     4. The execution of the Agreement by Heartland, and the consummation of the Merger, does not violate or cause a default under Heartland's Articles of Incorporation or Bylaws, or, to the actual knowledge of counsel, any federal banking or Illinois banking statute, regulation or rule or any judgment, order or decree.

     5. To the actual knowledge of such counsel, the receipt of all required consents, approvals (including the requisite approval of the shareholders of Heartland), orders or authorizations of, or registrations, declarations or filings with or notices to, any court, administrative agency or commission or other federal banking governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by Heartland or its subsidiaries in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

     6. To the actual knowledge of counsel, the nonexistence of any material actions, suits, proceedings, orders, or investigations or claims pending against Heartland or its subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

                         Ex-1.11(a)-1

                                                 EXHIBIT 1.11(b)
                                                 ---------------

            BANTERRA'S LEGAL OPINION MATTERS
            --------------------------------

     1. The due incorporation, valid existence and good standing of Banterra and AcquisitionCo under the laws of the State of Illinois, their power and authority to own and operate their properties and to carry on their businesses presently conducted and their power and authority to enter into the Agreement, to merge with Heartland in accordance with the terms of the Agreement and to consummate the transactions contemplated by the Agreement.

     2. The due and proper performance of all corporate acts and other proceedings necessary or required to be taken by Banterra and AcquisitionCo to authorize the execution, delivery and performance of the Agreement, the due execution and delivery of the Agreement by Banterra and AcquisitionCo, and the Agreement as a valid and binding obligation of Banterra and AcquisitionCo, enforceable against Banterra and AcquisitionCo in accordance with its terms (subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights generally from time to time in effect, and equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion).

     3. The execution and delivery of the Agreement by Banterra and AcquisitionCo and the consummation of the transactions contemplated therein, as neither conflicting with, in breach of or in default under, resulting in the acceleration of, creating in any party the right to accelerate, terminate, modify or cancel, or violate, any provision of Banterra's or AcquisitionCo's Articles of Incorporation or Bylaws, or any federal banking or Illinois banking statute, regulation, rule, judgment, order or decree binding upon Banterra or AcquisitionCo which would be materially adverse to the business of Banterra or AcquisitionCo and their subsidiaries taken as a whole.

     4. To the actual knowledge of such counsel, the receipt of all required consents, approvals, orders or authorizations of, or registrations, declarations or filings with or without notices to, any court, administrative agency or commission or other federal banking governmental authority or instrumentality, domestic or foreign, or any other person or entity required to be obtained or made by or with respect to Banterra or AcquisitionCo in connection with the execution and delivery of the Agreement or the consummation of the transactions contemplated therein.

     5. To the actual knowledge of counsel, the nonexistence of any material actions, suits, proceedings, orders, or investigations or claims pending against Banterra or AcquisitionCo or any of their significant subsidiaries which, if adversely determined, would have a material adverse effect upon their respective properties or assets or the transactions contemplated by the Agreement.

                         Ex-1.11(b)-1